September 17, 2012

Mr. Peter Hoffman
Chief Executive Officer
Seven Arts Entertainment Inc.
8439 Sunset Blvd., Suite 402
West Hollywood, CA 90069

Dear Peter:

I joined the Board of Directors several months ago with the hope that I could offer an independent voice, assist with improving corporate governance and introduce potential investors from the private equity community. After working with the company over this period, I have a number of concerns with the direction of the company and the lack of progress with regard to improving internal controls, despite a number of Board discussions in this regard. As a result, I am hereby resigning from the Board of Directors of Seven Arts Entertainment, effective immediately. It has been very nice working with you and the rest of the team. I wish you and the company much success.

Best regards,

Brett Pogany